EXHIBIT 16

Lord Abbett Research Fund, Inc. - Large-Cap Series
Post Effective Amendment No. 8

Results of a $1,000 investment reflecting net asset value and the reinvestment of all distributions for:

                          Year Ending November 30, 1995

         Life of Fund*                            One Year
         ------------                             --------
         P(1+T)n  =  ERV,                       P(1+T)n  =  ERV

         WHERE:
         N = 3.5                                 N = 1
         P = $ 1,000                             P = $ 1,000
         ERV = $1,693                            ERV = $1,252


                         T = Average annual total return

 1000(1+T)3.5  =  $1,693                       1000(1+T)n  =  $1,252

 (1 + T)3.5  =  1.693                          (1 + T)  =  1.252

 T = (1.693)1/3.5                              T = 1.252 -1

 T = 16.26%                                    T = 25.2%


*       The Series commenced operations 6/3/92